UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 5, 2011

FIRST CORPORATION
(Name of Small Business issuer in its charter)

COLORADO	0-52724	90-0219158
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation or organization)		Identification No.)

254-16 Midlake Boulevard
Calgary, Alberta
Canada	T2X 2X7
 (Address of principal executive offices)

(403) 467-2356
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

(a)           On April 5, 2011, First Corporation entered into a consultancy arrangement with Thomas J. Wikstrom of Luxembourg pursuant to a letter agreement, a copy of which is attached as an exhibit hereto.  Pursuant to the letter, the consultancy is for a period of one year for which Mr. Wikstrom is to receive cash compensation of $50,000, payable in quarterly installments, and reimbursement of travel expenses directly related to his responsibilities.  First Corporation also expects to issue shares of stock to Mr. Wikstrom as a bonus at the end of the year in an amount to be determined.

(b)           On April 8, 2011, First Corporation entered into a Securities Purchase Agreement with Investa Securities Limited pursuant to which Investa has agreed to purchase, and the company has agreed to sell to Investa, unsecured 8% Convertible Notes in the aggregate original principal amount of up to $2,000,000 with an initial minimum investment of $250,000 to occur within 14 days of the date of the agreement. First Corporation may require additional note purchases on 14 days’ notice if the average closing share price exceeds $0.80 for ten days preceding such notice.  The notes are to be convertible at a price of $0.60 per share on ten days’ notice at the investor’s option or at the option of First Corporation if the average closing share price for ten trading days preceding such notice exceeds $1.00.

Item 3.02. Unregistered Sales of Equity Securities

See item 1.01(b) above regarding entry into a Securities Purchase Agreement with respect to the issuance of 8% Convertible Notes to Investa Securities Limited.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Securities Purchase Agreement, dated as of April 8, 2011, by and between First Corporation, and Investa Securities Limited.

10.2	Letter, dated April 5, 2011, from Thomas Wikstrom to First Corporation

99.1	Press Release, dated April 7, 2011

99.2	Press Release, dated April 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 8, 2011

First Corporation

/s/ Andrew Clarke
Andrew Clarke, Chief Executive Officer